UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------



                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: January 31, 2002
                        --------------------------------
                        (Date of earliest event reported)

                           MEDISYS TECHNOLOGIES, INC.
                           --------------------------
               (Exact name of Registrant as specified in charter)



           Utah                   0-21441                   72-1216734
           ----                   -------                   ----------
(State or other juris-          (Commission                (IRS Employer
diction of incorporation)        File No.)                Identification No.)



                144 Napoleon Street, Baton Rouge, Louisiana 70802
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


Registrant's telephone number, including area code:  (225) 343-8022

                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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

Item 9.  Regulation FD Disclosure.

         The continued lack of adequate funding beyond a quarter to quarter basis has resulted in delays in communication with shareholders except through required SEC filings, FDA acceptable product introduction and the projected growth and expansion of Medisys Technologies, Inc. Management and other key personnel have continued to serve the Company to bring its patented hypodermic safety syringe CoverTip(R) product to market while again deferring all or substantial portions of their wages during the last six months. The Company has continued operations by obtaining debt and equity funding from Officers, members of the Board of Directors and other committed investors, and through the cooperation of the Company's creditors.

         The Company has been working with it's contract manufacturer Dispomedic and their sub- contractor Amtek, to refine the CoverTip(R) product. Jointly the parties have attempted to implement a production procedure that will ensure consistent quality product at the lowest cost while still manufactured in accordance with FDA requirements, and in quantities expected to be required by the Company. On January 17, 2002 the Company conducted additional testing of their CoverTip(R) product using alternate sheath designs. Based on these tests and on the previous ones conducted, the Company believes the manufacturing process and product design can now be finalized for large scale product introduction.

         In the latter part of September 2001 the Company announced a $3.5 million loan commitment from BizCapital, a Louisiana BIDCO, subject to a guarantee by the USDA. As required, the lender filed the application with USDA for a Business and Industry Guaranteed Loan as administrated by the Rural
Business-Cooperative Service an Agency within the Department of Agriculture Rural Development mission area. The application was returned to the lender as incomplete and was resubmitted in late November 2001. In late January 2002 the lender was informed by USDA of the failure to approve the request for guarantee and informed the lender of specific areas of concern in the application. In accordance with the regulations the lender formally requested a reconsideration and in response thereto both BizCapital and Medisys had a face-to-face meeting with the USDA on January 31, 2002 to address the specific areas of concern which had been raised, and to answer any further questions by the USDA. Although the USDA may request even further information that would delay any approval, or even deny the guarantee altogether, the Company continues to believe that the USDA will ultimately grant the approval.

         Once the approval is granted, BizCapital has advised the Company that the loan could be closed within three weeks from that date assuming the infusion of sufficient additional equity capital to satisfy the USDA requested levels of equity to tangible assets. As stated the USDA guaranteed loan will require the Company to raise additional equity capital prior to closing. One option being pursued by management is to obtain approval from some or all of its creditors to accept equity as payment for the outstanding balance owed to them. After initial discussions the Company is of the opinion that some of the major creditors will be willing to accept a form of equity in order that the Company can be adequately capitalized so as to close the loan upon receipt of the USDA approval.


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         As  previously  reported,  Medisys  filed a lawsuit in the Utah Federal
Court against Messrs. Anderson, Phillips, and Morris and others to recover damages and the 15 million shares of Medisys stock exchanged in the acquisition of Phillips Pharmatech. The Defendant's Motion to Dismiss the Medisys Complaint was previously denied. Defendants filed their responsive pleadings, including a counterclaim against Medisys. On January 30, 2002, the court dismissed one of the three counts of the counterclaim filed by the Defendants, and further ruled that the Defendants had 20 days to amend the remaining two counts. After resolution of the remaining counterclaim issues, the discovery phase of the case will begin and the trial is, therefore, not expected to commence until the fourth quarter of 2002, at the earliest. In the Utah State Court action, the Court signed the order requiring the Company to pay attorney's fees in connection with the dissolution of the Temporary Restraining Order entered in that action. The Company intends to file an appeal of the State Court order.













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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  MEDISYS TECHNOLOGIES, INC.


Dated:   February 14, 2002        By:  /S/ Edward P. Sutherland
                                  -----------------------------
                                           Edward P. Sutherland
                                           C.E.O. and Chairman



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